EXHIBIT 10.44

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of this 11th day of November 2009 (the "Effective Date") by and between Sunovia Energy Technologies, Inc., a Nevada corporation with offices located at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243 (“SUNOVIA” or “the Company”), and Craig Hall, a resident of the state of Florida with an  business address also located at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243 (“Consultant").

RECITALS

A.           Company desires to have Consultant perform certain consulting services as described in this Agreement and the exhibits attached hereto, subject to the terms and conditions of this Agreement; and

B.           Consultant is able, willing and properly qualified to perform such consulting services.

In consideration of the foregoing, the mutual covenants, agreements, promises, representations and warranties contained in this Agreement, and other valid consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Company and Consultant hereby covenant and agree as follows:

AGREEMENT

SECTION I.  TERM OF AGREEMENT.

The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year unless earlier terminated pursuant to this Agreement (the “Term”).  Unless terminated earlier as set forth herein, this Agreement shall automatically renew for one (1) year periods at the conclusion of the Term.

SECTION II.  SCOPE OF WORK.

Generally, Consultant will render engineering services in accordance with generally accepted and currently recognized engineering practices, procedures and principles. Company shall engage Consultant to provide business advisory services In the general area, but not limited to, the area of finance, acting under the supervision of the Company’s Chief Executive. Whenever Company desires that the Consultant perform consulting services that are not specifically outlined under this Agreement, Company will advise Consultant by preparing a Task Order (“Task Order”).  A Task Order format is attached hereto as Exhibit “B”.  Company shall prepare such written Task Orders which shall include a detailed description of the scope of the work to be performed, including the anticipated result(s) of Consultant’s efforts, the nature and extent of the work necessary to achieve such result(s), and an estimate of any fees and/or expenses that may be incurred by the Consultant, and the schedule for completion (each a “Scope of Work”).

Consultant shall review and may comment on any Task Order prepared by the Company and suggest reasonable changes therein.  Consultant shall not proceed with the Scope of Work described in any Task Order and Company shall not be liable for any compensation or expenses with respect to a Task Order unless and until such Task Order is signed by the Consultant and Company or its designee.

Subsequent to execution of any Task Order, the parties may execute a task change order altering the terms of the Scope of Work.

Consultant shall be responsible for completing the work reflected in Task Orders and agreed upon change orders and shall not be entitled to compensation except as set forth in this Agreement.  Company shall not be liable for work performed outside of the work agreed to specifically in writing pursuant to a Task Order or change order thereto.

SECTION III.  CONSULTING FEE AND TERMS OF PAYMENT.

As consideration for the services performed by Consultant pursuant to this Agreement, Company shall compensate Consultant for work performed as provided below, plus payment of reimbursable expenses.

SECTION IV.  COMPENSATION

THE COMPANY SHALL PAY COMPENSATION TO CONSULTANT CONSISTING OF AN ANNUAL BASE COMPENSATION, BONUSES AND OTHER, BENEFITS AS DESCRIBED IN THIS AGREEMENT.  IN ADDITION TO THE FINANCIAL COMPENSATION AND BENEFITS SET FORTH BELOW, CONSULTANT SHALL BE REIMBURSED FOR ANY APPROVED BUSINESS-RELATED EXPENSES AND SHALL RECEIVE VACATION, SICK LEAVE, AND OTHER TIME OFF AS IS CUSTOMARY AND USUAL FOR EXECUTIVES OF CONSULTANT’S STATUS IN THE COMPANY.

4.1   Base Compensation.  Consultant’s annual base compensation as of the Effective Date is 2,000,000 shares of restricted common stock.  Consultant’s base compensation shall be reviewed annually in conjunction with Consultant’s annual performance review and may be adjusted as appropriate in light of Consultant’s performance.

4.2   Incentive Compensation.  The Company shall pay Consultant the following as Incentive Compensation, in addition to Base Compensation:

2,000,000 shares payable on January 1, 2010.

4.3   Benefits. Consultant shall be entitled to participate in such insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of consultants of Executive’s level or its consultants generally (the “Benefits”).

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Company shall pay Consultant its reasonable, out-of-pocket, pre-approved expenses as incurred by Consultant in connection with his performance under this Agreement.  Consultant shall not incur any expenses without prior written consent of Company.  Consultant agrees to provide Company with access to such receipts, ledgers and other records as may be reasonably appropriate for Company to verify the amount and nature of such expenses.

SECTION V.  INVOICING.

Consultant shall render an invoice (together with all receipts for expenses exceeding $25 to the extent practicable) to the Company by the 1st day of each month for all expenses incurred by Consultant in the prior month for which Consultant seeks reimbursement (“Invoice”).  Any undisputed charges in such Invoices shall be due and payable within thirty (30) days after receipt.

SECTION VI.  STATUS OF CONSULTANT.

Consultant enters this Agreement as and intends to continue to be an independent contractor.  Consultant acknowledges that as an independent contractor he is undertaking certain risks of loss not associated with an employment relationship.  None of the provisions of this Agreement shall be interpreted or deemed to create any relationship between such parties other than that of independent contractors.  Nothing contained in this Agreement shall be construed to create a relationship of employer and consultant, master and servant, principal and agent, or partners or co-venturers between Company and Consultant, between Company and any consultant of Consultant, or between Consultant and any consultant of Company.  Without limiting the generality of the foregoing:

6.1   Control.

Company shall have no right to control or direct the details, manner, or means by which Consultant performs the Services under this Agreement.  In performing the Services under this Agreement, Consultant shall have no control over or management authority with respect to Company or its operations.

6.2   Taxes and Other Obligations.

Consultant shall report for federal and state income tax purposes all amounts received by it under this Agreement as income.  Consultant shall have sole responsibilities for the withholding of all federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Consultant to its consultants performing services for it under this Agreement.  Neither Consultant nor any of its consultants shall be entitled to any employment benefits of any kind provided by Company to its consultants, including, but not limited to, vacation pay, sick leave pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by Company to its consultants, and for itself and its consultants; and Consultant expressly waives any and all rights to such benefits.  For itself and its consultants, Consultant irrevocably elects not to participate in any retirement plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, contributed to by Company.  Consultant shall indemnify and hold Company harmless from any and all loss or liability (including attorneys’ fees) arising from Consultant’s failure to report as income payments received by it under this Agreement and its failure to withhold for federal and state tax purposes amounts paid to its consultants rendering services to it under this Agreement, in the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant.

6.3   Benefits.

Consultant expressly agrees that as an independent contractor, Consultant shall not be eligible to participate in any of Company’s consultant benefit plans or programs, and that the only consideration payable by Company to Consultant shall be the amounts set forth in the this Agreement.

6.4   Insurance.

Consultant further agrees that Consultant will provide any and all insurance coverages which Consultant may, in Consultant's sole discretion, require; provided, however, that Consultant shall carry and maintain in force (1) automobile insurance and worker's compensation coverages in at least those amounts required by relevant state or local statutes in the jurisdiction where Consultant performs the majority of services rendered hereunder and (2) such General Liability which is commercially reasonable under the circumstances surrounding the Services.

6.5   Workplace.

It is understood that while Consultant will perform the Work primarily at Consultant’s principal place of business as noted above, Consultant shall need access to Company’s business offices and consultants from time to time.  Accordingly, Consultant or its authorized representatives shall have access, during normal working hours, to Company’s officers and consultants upon reasonable notice, and shall be provided adequate and appropriate work space, facilities and equipment in order to complete the Scope of Work.

SECTION VII.  NONCOMPETITION COVENANT.

Because of Consultant’s access to Sunovia Energy Technologies’s Proprietary Information, during the period from the Effective Date through the end of the period which ends 12 months after the termination or expiration of this Agreement, Consultant shall not work for, work with, consult with or otherwise provide assistance or information to a direct or indirect competitor of Sunovia Energy Technologies, its consultants, or any successor, parent Sunovia Energy Technologies or affiliate of a direct or indirect competitor, or by agency, through a corporation, or through any other artifice or device.  NON-INFRINGEMENT.

To induce Company to enter into this Agreement, Consultant represents and warrants to Company that, in Consultant’s performance of the Services hereunder, Consultant will not breach an obligation of Consultant to any third party.  In addition, Consultant represents and warrants to Company that Consultant is not a party to any agreement and has no obligations that would prohibit Consultant from engaging in any of the services contemplated by the Agreement or that might in any way affect Consultant’s ability to use its best efforts to carry out the provisions of this Agreement.  Consultant acknowledges that Company would not have engaged Consultant to perform the Services if Consultant could not in good faith make the foregoing representations and warranties.  Consultant warrants that it will not provide services hereunder that will violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information, privacy or publicity and non-disclosure rights, or any trademark, copyright or patent rights.

SECTION VIII.  CONFIDENTIALITY; OWNERSHIP.

8.1   Receipt of Trade Secrets.

Consultant recognizes and acknowledges that, in the course of the engagement of Consultant by Company, and as a result of the confidential relationship with Company established thereby, Consultant shall be receiving trade secrets of Company and confidential information (“Trade Secrets”), and developing additional know-how and proprietary information owned by Company which will become Trade Secrets, and that such Trade Secrets are highly valuable assets of Company; provided, that technology and information shall not be considered Trade Secrets of Company which are (1) known to Consultant prior to execution of this Agreement; (2) previously divulged by Company to others without any restrictions thereon; (3) disclosed to Consultant by a third party who is not in breach of any confidentiality obligation to Company; or (4) technology or information of such a general level as to constitute general business knowledge and skill of Consultant.

8.2   Nondisclosure.

Consultant shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate or disclose to any third party (other than in the furtherance of the business purposes of Company and at the express, written request of Company) any technology and information relating to Company’s business or its patents, inventions, software, know-how and other property rights, including without limitation, the Trade Secrets, all of which are deemed confidential and proprietary.  In addition, Consultant shall not reveal to any person or entity the existence, or any of the terms, of this Agreement.

8.3   Ownership.

Any methods, developments, inventions and/or improvements (including but not limited to software) whether or not patentable or subject to intellectual property protection (including, but not limited to, the Trade Secrets, all computer programs, including any source code, object code, enhancements and modifications, all files, including input and output materials, all documentation related to such computer programs and files, all media upon which any such computer programs, files and documentation are located, including tapes, disks and other storage media) and all related materials that are (1) developed by Consultant in connection with the performance of the Services after the Effective Date; or (2) paid for or provided by Company in connection with the performance of the Services before or after the Effective Date, (collectively “Developed Property”) shall be and remain the property of Company.

8.4   Works Made for Hire.

In no way limiting the foregoing, all Developed Property conceived or made by Consultant in connection with the Services are “supplementary works” and “works made for hire” (as those terms are defined in the United States Patent Trademark and Copyright Laws, 17 U.S.C. § 101) and owned by Company; and Consultant hereby assigns to Company all Developed Property which Consultant may conceive of or make in connection with the performance of the Services.

8.5   Disclosure; Assignment.

Consultant promptly shall execute and deliver to Company any instruments deemed necessary by Company to effect disclosure and assignment by Consultant to Company of any Developed Property.  Upon the request of Company and at Company’s expense, Consultant shall execute patent and copyright applications and any other instruments deemed necessary by Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based in whole or in part on Developed Property.

8.6   Prior Non-Disclosure Agreement.

The parties acknowledge entering into a separate non-disclosure agreement relating to the Company’s confidential information.  The terms of that agreement are incorporated herein by this reference.  In the event of a conflict between the separate non-disclosure agreement and this Agreement, the terms providing greater protection to Company and its information and more restrictive of Consultant’s actions shall prevail.

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SECTION IX.  INJUNCTIVE RELIEF.

If Consultant violates either Section VII or Section VIII of this Agreement, Company (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which Company would sustain upon such violation are difficult or impossible to ascertain in advance.  The posting of a bond shall not be required as a pre-condition to such injunctive relief.

SECTION X.  ASSIGNMENT; SUBCONTRACTING.

It is mutually acknowledged that this Agreement contemplates the personal services of Consultant and, accordingly, neither this Agreement nor any rights hereunder or interest herein may be assigned or transferred, and no obligations of Consultant hereunder may be subcontracted or otherwise delegated by Consultant without express prior written consent of Company.

SECTION XI.  NO CONFLICT.

To induce Company to enter into this Agreement, Consultant represents and warrants to Company that, in Consultant’s performance of the Services hereunder, Consultant will not use or disclose any confidential, proprietary information of, nor breach an obligation of Consultant to, any third party, Consultant acknowledges that Company would not have engaged Consultant to perform the Services if Consultant could not in good faith make the foregoing representation and warranty.

SECTION XII.  TERMINATION.

12.1   30 Days Notice.

Either party may terminate this Agreement upon thirty (30) days written notice to the other specifying the effective date of termination.  In the event Company shall so terminate this Agreement, Company shall pay Consultant for the Work performed prior to the effective date of such termination, subject to the provisions of Section XIII.

12.2   Return of SUNOVIA Property.

In the event of termination, and regardless of any dispute which may exist between Company and Consultant, all Company property and materials in Consultant’s possession which in any way pertain to services rendered hereunder shall be delivered immediately to Company.

Termination or expiration of this Agreement shall not affect the obligations of the parties to pay amounts that may have accrued hereunder, or for breaches of this Agreement that occurred, prior to such termination or expiration.  The provisions of Section VII., Section VIII.,  Section IX., Section XIII. Section XIV. and Section XVII. of this Agreement shall survive the expiration or termination of this Agreement.

SECTION XIII.  REMEDIES FOR BREACH.

In the event of any breach of this Agreement by any party hereto which shall continue for ten (10) or more calendar days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the non-breaching party, the non-breaching party shall be entitled to:

a. suspend performance of all its obligations under this Agreement for so long as the breach continues uncorrected; or

b. terminate this Agreement.

SECTION XIV.  LIMITATION OF LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF THE OTHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT.

SECTION XV.  NOTICES.

All notices issued hereunder by either party shall be made in writing and shall be personally delivered, transmitted by facsimile (with transmission confirmation) or delivered by certified United States mail, postage prepaid, return receipt requested, addressed as follows:

To Company:

Sunovia Energy Technologies, Inc.
6408 Parkland Drive, Suite 104
Sarasota, Florida 34243
Attention: Bob Fugerer
Fax: 941/ 751-3583

To Consultant:

Craig Hall.
6408 Parkland Drive, Suite 104
Sarasota, Florida 34243
Attention: Craig Hall
Fax: 941/ 751-3583

The effective date of notice shall be the date of delivery to the addressee or office of addressee, whichever occurs earlier.

SECTION XVI.  ENTIRE AGREEMENT.

This Agreement sets forth the entire understanding of the parties with respect to the subject of this Agreement and supersedes all prior statements, representations, warranties or covenants made by either party except as expressly set forth herein.  Consultant is not relying upon any representations made by Company concerning the difficulty of the performance of the Services or any other matters.  This Agreement may not be amended or modified except by a written document signed by Company and Consultant.

SECTION XVII.  INDEMNIFICATION.

Consultant (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party, its officers, agents, consultants, contractors, subcontractors, parent corporations, subsidiaries, and affiliates (referred to individually and collectively as the “Indemnified Party”) from and against any and all claims, liabilities, loss, damages, costs, fines, penalties or expenses (including but not limited to attorneys fees and all costs of litigation and collection) (“Damages”) which the Indemnified Party may hereafter incur, suffer or be required to pay by reason of the Indemnifying Party’s failure to perform faithfully its obligations hereunder or by reason of any bodily injury or property damage caused by any negligent act or omission of the Indemnifying Party, its officers, agents, consultants, contractors, subcontractors, parent corporations, subsidiaries and affiliates in connection with this Agreement, any products sold under this Agreement, Indemnifying Party’s activities hereunder or otherwise, but excluding those Damages attributable solely to the Indemnified Party’s gross negligence.

SECTION XVIII.  ENFORCEMENT.

If either party (the “Breaching Party”) shall breach any of the provisions of this Agreement and the non-breaching party (the “Non-breaching Party”) shall seek to enforce such provisions against the Breaching Party, to attempt to secure performance or to obtain equitable relief and/or damages, the Non-breaching Party, whether or not litigation is commenced, shall be entitled to its reasonable costs of such enforcement efforts, including, but not limited to, attorneys’ fees and court costs.

SECTION XIX.  APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without regard to its conflicts of laws principles).  Any litigation with respect to this Agreement may be brought in the Courts of the State of Florida, and by execution of this Agreement, Consultant irrevocably submits to such jurisdiction.

SECTION XX.  BINDING AGREEMENT.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by Consultant and Company and their respective successors and permitted assigns.

SECTION XXI.  SEVERABILITY.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of any other provision of this Agreement shall remain unimpaired.

SECTION XXII.  COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, when at least one counterpart has been executed by each of the parties.

SECTION XXIII.  HEADINGS.

Headings contained herein are for convenience only and shall not modify, enlarge or limit the scope of the Sections hereof in any manner.

SECTION XXIV.  WAIVER.

No delay or failure of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such right or any other rights hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY – Sunovia Energy Technologies, Inc.:	CONSULTANT: Craig Hall

/s/ Carl Smith	s/ R. Craig Hall
By: Carl Smith	By: R. Craig Hall
Title: Chief Executive Officer	Title: Consultant

EXHIBIT A

(Form of Task Order)

TASK ORDER NO. ___

Sunovia Energy Technologies, Inc. (“Company”) hereby authorizes _____________________ (“Consultant”) to perform the following Scope of Work and such performance shall be governed by the terms and conditions of the Consulting Agreement between Company and Consultant (the “Agreement”) dated __________________.

Scope of Work:
(Explain scope of work per the Agreement, attaching additional sheets if necessary.)

Company estimates that the expenses which may be incurred in connection with the Scope of Work described herein will break down in the following categories and amounts:

This Task Order shall be effective upon the date of the signatures of authorized representative of Company and shall be incorporated by reference and made a part of the Agreement.

COMPANY – Sunovia Energy Technologies, Inc.:	CONSULTANT: Craig Hall

By:	By:
Title:	Title:
Date:	Date: